Press Release	Source: GVI Security Solutions, Inc.

GVI Security Solutions Inc. Expects to Report Fourth Straight Profitable Quarter and $1.4 Million Pre-Tax Profit for 2007
Friday February 15, 10:10 am ET

CARROLLTON, Texas--(BUSINESS WIRE)--GVI Security Solutions, Inc. (OTCBB: GVSS - News), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today announced that it expects to report a fourth straight profitable quarter and a record profit for the full year.

“The tough steps we took in 2006 to get the company back on the path to profitability directly contributed to the improved performance and record profit we achieved during 2007,” stated GVI Chief Operating Officer and Chief Financial Officer Joseph Restivo. “Just as the steps we took in 2006 contributed to our success in 2007, the financial stability we achieved in 2007 put in place the tools we need to drive growth in 2008.”

When GVI files their annual report in mid-to-late March, the company expects to report pre-tax profit from continuing operations for 2007 of approximately $1.4 million compared to a pre-tax loss from continuing operations of $13.8 million in the previous year. For 2007 GVI expects to report net sales of approximately $45 million, up from approximately $44 million in the prior year.

“2007 was a turning point for GVI as we delivered a year of record profit, and strengthened our strategic partnership with Samsung Electronics. In early 2008 we launched our nationwide rollout of new products targeting an expansion of sales to $100 million in 2010,” stated GVI Chairman and Chief Executive Officer Steven E. Walin. “During the coming year we look to work aggressively to implement our plans.”

Chairman/CEO Steven E. Walin and COO/CFO Joseph Restivo will discuss the company’s 2007 results, recent developments and future plans during their presentation at the 20th Annual Roth Capital Partners OC Conference on Wednesday, February 20, 2008 at 1:30 PM PST, 4:30 PM EST.

The presentation will be simultaneously webcast at: http://www.wsw.com/webcast/roth16/gvss.ob/

Interested investors who would like to personally attend the presentation, or schedule a one-on-one meeting with management during the conference, should contact their Roth Capital representative or Anna Belau at 972-245-7353 ext. 2233 or abelau@gviss.com

About GVI Security Solutions, Inc.

GVI Security Solutions Inc. is a leading provider of video surveillance security solutions to the homeland security, institutional and commercial market segments.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; credit limits imposed by primary supplier; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; outstanding indebtedness; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

Contact:
GVI Security Solutions
Esra Pope, 972-245-7353

Source: GVI Security Solutions, Inc.